Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President - Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Intent to Offer $300 Million of Senior Notes

DENVER — September 20, 2011 — Bill Barrett Corporation (NYSE: BBG) today announced its intent to offer, subject to market and other conditions, a series of senior notes due 2019 in aggregate principal amount of $300 million.  The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility.  The notes are being offered pursuant to a prospectus supplement to the Company’s currently effective shelf registration statement filed with the United States Securities and Exchange Commission (SEC).  The notes will be unsecured obligations of the Company and will be effectively subordinated to the Company’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.  Initially, all of the Company’s subsidiaries will guarantee the notes.

BofA Merrill Lynch, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC will be the joint book-running managers for the offering. This offering is being made only by means of a prospectus and related prospectus supplement.

Electronic copies of the prospectus and, when available, the preliminary prospectus supplement may be obtained from: BofA Merrill Lynch at 4 World Financial Center, 7th Floor, New York, NY 10080, attention: Prospectus Department, via telephone at 1-800-294-1322 or via email at dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC at 383 Park Avenue, 3rd Floor, New York, NY 10179, attention Syndicate Desk, or via telephone at 1-800-261-5767; Deutsche Bank Securities Inc. at 100 Plaza One, Floor 2, Jersey City, NJ 07311-3901, Attention: Prospectus Department, via telephone at 1-800-503-4611 or via email at prospectus.cpdg@db.com; and from Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., MAC D1109-010, Charlotte, NC, 28262, Attention: Syndicate Operations, or via telephone at 1-800-326-5897. The prospectus and, when available, the preliminary prospectus supplement may also be obtained from the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Company’s plan to complete a public offering of senior notes in aggregate principal amount of $300 million.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company, and other factors described in the Company’s reports filed with the SEC.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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